Exhibit 21

List of Subsidiaries

Avenue Energy Israel  Ltd.

Avenue Energy Inc.

Avenue Appalachia Inc.

Avenue Appalachia 2006 – LP

Stampville.com, Inc.

IT Technology PTY

Avenue Energy Turkey